Exhibit 5.1

[LETTERHEAD OF PODUJE & CÍA.]

September 24, 2004

Corpbanca

Huérfanos 1072

Santiago, Chile

Re: Validity of Shares – Corpbanca Form F-4

Dear Sirs,

We have acted as Chilean counsel to Corpbanca, a sociedad anónima organized and existing under the laws of the Republic of Chile (the “Company”). This opinion is being furnished in connection with the filing by the Company with the United States Securities and Exchange Commission of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the exchange of registered American Depositary Shares (“ADSs”) of the Company for outstanding unregistered ADSs. The ADSs will be issued pursuant to a deposit agreement among the Bank of New York, as depositary, the Company, and all owners and beneficial owners from time to time of ADSs issued thereunder (as amended from time to time, the “Deposit Agreement”). Each ADS represents 5,000 shares of common stock (the “Shares”) of Corpbanca. The ADSs are represented by American Depositary Receipts (“ADRs”).

In furnishing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents or other instruments as we have considered necessary and appropriate for the purposes of this opinion, including the estatutos sociales of the Company.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that the Shares have been duly and validly issued and are fully-paid and non-assessable, and the Shares are freely transferable and not subject to any transfer restrictions other than as set forth in the Registration Statement.

This opinion letter speaks only as of the date hereof and the opinions expressed are limited to the laws of the Republic of Chile and we do not express any opinion herein with respect to any law other than the laws of the Republic of Chile. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter.

We are aware that we are referred to under the heading “Legal Opinions” in the Registration Statement and “Item 1. Identity of Directors, Senior Management and Advisors” in Annex 1 thereto, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is addressed to you in connection with the above described Registration Statement.

Yours sincerely,

/S/ PODUJE & CÍA.

PODUJE & CÍA.